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EXHIBIT 10.8

                            AGREEMENT
                            ---------

     THIS AGREEMENT dated as of the 20th day of November, 1995 between Petrolite Corporation, a Delaware Corporation, 369 Marshall Avenue, St. Louis, Missouri 63119 (the "Company") and William E. Nasser, 151 Jefferson, St. Louis, Missouri 63119 (the "Executive"):

     WHEREAS, Executive has announced his intention to retire from the Company; and

     WHEREAS, Executive and the Company desire to confirm the arrangements to which they have agreed relating to Executive's retirement:

     NOW THEREFORE, the parties agree as follows:

1. Executive hereby resigns as Chairman of the Board, President and Chief Executive Officer of the Company, and from all directorships and offices Executive holds with subsidiaries and affiliates of the Company, effective November 20, 1995. Executive shall continue to serve as a member of the Company's Board of Directors until his present term expires on March 4, 1996.

2. Executive hereby elects to retire from the Company effective March 31, 1996. Executive shall receive, commencing April 1, 1996, a monthly benefit equal to the benefit to which Executive would be entitled at Executive's Normal Retirement Date, as defined in the Petrolite Corporation Retirement Plan (the "Plan"), as calculated under Section 5.2 of the Plan.
     For purposes of this calculation, Executive's years of Credited Service, as defined in the Plan, shall include the number of such years accrued through March 31, 1996, plus an additional five years of Credited Service. Such calculation shall not take into account the dollar limitation on Annual Earnings, as provided in Section 1.6 of the Plan. The benefit as calculated under this paragraph 2 shall be paid by the Company to the extent it is not paid by the trust under the Plan; except that, the Company shall have no obligation to pay the benefit, as calculated under this paragraph 2, to the extent it otherwise pays such benefit pursuant to any non-qualified deferred compensation plan currently sponsored by the Company or to be adopted by the Company at any time in the future. Benefits paid by the Company under this paragraph 2, other than the portion of the benefit paid pursuant to a non-qualified deferred compensation plan, shall be paid at the same time and the same form as the benefit is paid from the trust under the Plan. Any optional form election Executive makes under the Plan also shall be applicable to the benefit paid under this paragraph 2, including any actuarial reduction in such benefit. Payment of the benefit under this paragraph 2 shall be from the assets of the Company. Executive and any beneficiary of such benefit shall be general, unsecured


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     creditors of the Company with respect to such benefit.
     Executive's right, and that of Executive's beneficiary, to such benefit shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change and shall not be subject to debts, contracts, liabilities or torts of the person entitled to such benefit. A worksheet showing the calculation of Executive's retirement benefit, including the benefit provided by this paragraph 2, is attached hereto as Exhibit A.

3. Between the effective date of this Agreement and March 31, 1996, Executive shall continue as an employee of the Company and shall be paid at a rate based on Executive's annual base salary. Except as provided otherwise in this Agreement, Executive shall be eligible to participate in the Company's various employee benefit plans according to their respective terms. During this period Executive shall be available to provide such advice and counsel as the Company reasonably may request. Except as the Company may so request Executive shall not perform any work or provide any services for the Company and Executive will not be expected or permitted to be present at any Company workplace or facility. Executive shall not be prohibited from seeking and performing other employment between the effective date of this Agreement and March 31, 1996, or thereafter.

4. Executive hereby elects, and qualifies for, retiree medical coverage under the Company's Comprehensive Medical Plan as it may exist from time to time, effective on Executive's retirement. Executive's premium cost for coverage for an applicable year will equal the amount payable for such coverage by an active employee of the Company for such year.

5. Executive shall be entitled to be reimbursed for expenses Executive actually incurs for the rental of a business office, related expenses, and business secretarial support from November 20, 1995, through November 30, 1996, in an amount not to exceed $1,500 per month. The Company will provide furniture to Executive from its existing stock of excess office furniture and shall cause such office furniture, and such of Executive's personal effects as Executive directs, to be moved to the rental business office.

6. Executive may continue Executive's memberships at Old Warson Country Club, The Bogey Club and Castle Pines Golf Club so long as Executive assumes, and shall have full responsibility for, membership dues, assessments and expenses incurred after March 31, 1996. Between the effective date of this Agreement and March 31, 1996, the Company will reimburse Executive for membership assessments and dues paid by Executive and, in addition, shall reimburse Executive for reasonable monthly expenses actually incurred at these clubs.

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7.   In consideration for Executive's continuing consultation with the Company as an independent contractor as may be requested from time to time by the Company after April 1, 1996, Executive or Executive's estate shall be paid $370,000, payable in 12 equal monthly installments commencing on April 1, 1996.

8. Notwithstanding the terms of the Petrolite 1993 Stock Incentive Plan, and notwithstanding the terms of any options issued to Executive pursuant thereto, Executive hereby surrenders and shall not have the right to exercise options to purchase shares of Petrolite stock granted to Executive under the Petrolite 1993 Stock Incentive Plan, and all such stock options Executive holds shall be deemed to have terminated as of the effective date of this Agreement. Stock options granted to Executive under the 1987 Stock Incentive Plan shall remain exercisable according to their respective provisions.

9. Except for the stock options granted to Executive under the 1987 Stock Incentive Plan, which may be exercised according to their respective provisions, Executive shall not be a participant in any annual or long-term incentive plan maintained by the Company, and Executive shall not be entitled to any payment under any incentive plan for the fiscal year ending October 31, 1995.

10. That certain Executive Agreement between Executive and the Company dated August 10, 1994 shall be and the same hereby is terminated as of the effective date of this Agreement, and both Executive and the Company release and forever discharge the other from any and all agreements, undertakings, obligations, duties, demands and/or claims arising out of or in connection with the Executive Agreement and the parties' performance or lack of performance thereof.

11. Executive covenants and agrees that Executive will not at any time reveal or otherwise communicate to any person or entity any Confidential Information to which Executive had or may have access. For purposes of this Agreement "Confidential Information" shall mean all confidential and proprietary information and trade secrets of the Company including, but not limited to, financial and accounting information and procedures, product pricing data and product formulae, identity of customers, customer requirements, sales data, marketing information, manufacturing processes, inventions, know-how, technology, special processes and techniques, and distribution methods of the Company or any of its subsidiaries or affiliates, but shall not include Confidential Information that is in the public domain or becomes part of the public domain other than through any fault of Executive's.

12. Executive agrees to keep confidential the terms of this Agreement from persons other than Executive's immediate family

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     and attorneys, accountants, financial advisors, IRS
     representatives and other professionals who have a legitimate need to know. Both Executive and the Company may be required to disclose all or part of the terms of this Agreement and each party hereby consents to such required disclosure.

13. Executive agrees that Executive will not disparage the Company or its business nor, after notice from the Company, continue or pursue any action or course of action which the Company reasonably deems to be not in the best interests of the Company.

14. Intending to bind himself and his heirs, executors, administrators and assigns, Executive does hereby release, remise, acquit and forever discharge Petrolite Corporation, a Delaware corporation, and its present and former officers, directors, executives, agents, employees, employee benefit plans and trustees thereof, affiliated companies, divisions, subsidiaries, successors, predecessors and assigns (collectively the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or at any time heretofore had, owned or held, against any Released Party arising out of or in any way connected with Executive's employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof including, without limitation,

     a. any such claim or action at law or equity under any federal, state or local law, regulation or executive order including, but not limited to, actions under Title VII of the Civil Rights Act of 1964, as amended,
          42 U.S.C. Sec. 2000 et seq., the Americans with
                              -- ----
          Disabilities Act, the Equal Pay Act, the Employee
          Retirement Income Security Act; and

     b. any such claim or action under the Age Discrimination in Employment Act of 1967 (ADEA) as amended, 29 U.S.C.
          Sec. 621 et seq. (except that this waiver does not apply
                   -- ----
          to rights or claims that may arise under the ADEA after the date this waiver is executed); and

     c. any such claim or action that would or could be the subject of any administrative proceeding under any federal, state or local law or regulation; and

     d.   any such claim or action under the Missouri Fair
          Employment Practices Act, Sec. 213.010 et seq., RSMO; and
                                                 -- ----

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     e.   any such claim or action at common law in contract or
          tort including, but not limited to, claims for severance or vacation benefits, unpaid wages, salary or incentive payments, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, back pay, front pay, wages, and compensatory damages, punitive damages, attorneys' fees, seniority, reinstatement and re-employment, and including all possible claims for defamation, slander, libel, and infliction of mental distress;

     excepting only:

          1. those obligations of the Company under this Agreement;

          2 any rights to indemnification Executive may have under applicable corporate law, the by-laws or certificate of incorporation of any Released Party or as an insured under any D&O or liability insurance policy now or previously in force; and

          3. any claims under any applicable workers' compensation statute which arose prior to the date of Executive's termination from employment.

15. Executive acknowledges and agrees that nothing in this Agreement shall be construed as an admission of any liability whatsoever by any Released Party under Title VII, ADEA or any other federal or state statute or the principles of common law.

16. Executive acknowledges that Executive has been given full opportunity to read and consider this Agreement, that Executive has received advice from those legal, financial, tax, and other advisors that Executive desired to consult in reviewing this Agreement prior to executing it, and that Executive fully understands all of its terms. Executive acknowledges that Executive has not been coerced in any manner, and that Executive entered into this Agreement of Executive's own free will and after advice and representation by legal counsel of Executive's choice, with full knowledge of the terms and consequences of this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from the date of presentation of this Agreement to decide whether to execute it and that Executive has been specifically
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     advised that Executive should seek consultation with an
     -------------------------------------------------------
     attorney before signing it.  Executive further acknowledges
     --------------------------
     that Executive may revoke this Agreement, thereby nullifying it and all of its terms, by notifying the Company of such revocation at any time within seven (7) days after execution of this Agreement. Executive further understands that this Agreement, and all of its terms, are not effective or

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     enforceable until the seven (7) day revocation period has
     elapsed. Executive acknowledges that no promises or representations have been made to Executive to obtain the release from liability other than those that are expressly set forth in this Agreement.

17. Executive agrees to execute such documents as the Company reasonably may request from to time to implement the provisions of this Agreement.

18. Executive acknowledges and agrees that in the event of any breach hereof which continues uncured after ten (10) days' notice, the Company may, in addition to other remedies, cease making any payments required hereunder, except that this right shall not apply to the benefit provided by paragraph 2 of this Agreement. Executive further acknowledges and agrees that monetary damages could not and cannot adequately compensate the Company in the event of the violation or breach of any of the terms of this Agreement and that injunctive relief would be essential for the protection of the Company. Executive does agree, therefore, that the Company may have such injunctive relief without any requirement for a bond, upon due notice and hearing, as will be necessary to provide full and ongoing protection to the Company with respect to the matters set out herein, in addition to such further or other relief as may appertain at equity or law. Suit for injunctive relief (and for such monetary damages as may be proved as a result of breach of any term of this Agreement) may be filed in an appropriate Federal or State court having general trial jurisdiction in any political subdivision (i) in Missouri or
     (ii)  in any State in which Executive then may be found or
     (iii) in any State in which a breach or violation of any of the aforesaid terms and conditions is alleged to have occurred, and Executive consents to the jurisdiction of any such court in which such suit is instituted and further agrees that service of process upon Executive by certified or registered mail shall be valid and sufficient and shall be deemed to have the same legal effect as if personal service had been made upon Executive in the jurisdiction in which such suit has been initiated.

19. Executive is a Participant in the Employees' Savings Plan and the Non-Qualified Savings Plan, both of which are maintained by the Company. Nothing in this Agreement shall be construed to affect any rights Executive may have under either of such Plans.

20. This Agreement has been entered into in the State of Missouri and is a Missouri contract. Accordingly, its terms and provisions shall be governed by, and construed and enforced in accordance with, the law of the State of Missouri without application of any Missouri principles of conflict of laws.

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21.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and is fully approved and agreed to by the undersigned parties effective the 20th day of November, 1995.


                                   PETROLITE CORPORATION



                               By: /s/ Paul F. Cornelsen
                                   --------------------------------
                                   Paul F. Cornelsen
                                   Chairman, Compensation Committee




                                   /s/ William E. Nasser
                                   --------------------------------
                                   William E. Nasser

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